Exhibit 10.31

Success Fee Grant
May 7, 2002

Mr. James R. Christie

Dear Jim:

The Personnel & Compensation Committee of the Board of Directors approved a success fee based upon the following:

We are in the process of exploring opportunities to sell Milacron's Valenite operations. As a key member of the Metalworking Technologies Group's management team, we will need your assistance, complete confidentiality, and full cooperation. For your help in bringing this transaction to a successful conclusion, and provided you do not terminate your employment with the company prior to the closing and comply with the confidentiality requirements, should a sale be consummated, you will receive the following:

A bonus of $125,000, with the sale of the Valenite operations payable after the closing date and at the conclusion of a purchase price adjustment, if any, but in any event, within six months after closing.
An additional bonus of up to $50,000 will be available at the discretion of the CEO, based on the successful outcome of the transaction, including any purchase price adjustment.

Sincerely,

/s/ Ron Brown

RDB/jmg

Cc:  Barbara Glenn Kasting

Received and accepted this 13th day of May, 2002.

/s/ James R. Christie

James R. Christie